November 26, 2008

Unisys Corporation
Unisys Way
Blue Bell, PA 19424


Re: Unisys Corporation Registration Statement on Form S-8 relating to the Unisys Savings Plan


Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Unisys Corporation, a Delaware corporation (the "Company"), and am rendering this opinion in connection with the registration of an additional 10,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be offered and sold pursuant to the Unisys Savings Plan (the "Plan"). No more than 5,000,000 of the Shares will be newly issued shares, issued as company matching contributions under the Plan (the "Newly Issued Shares"). The remaining Shares represent shares of the Company's Common Stock that are currently outstanding and that the Company anticipates will be purchased in the open market by the Plan's trustee on behalf of Plan participants who elect to invest in the Unisys Common Stock Fund offered under the Plan (the "Outstanding Shares").

I have reviewed the Registration Statement, the Company's Certificate of Incorporation and By-laws and such corporate records and other documents and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion hereinafter expressed.

Based upon the foregoing and subject to the limitations set forth below, I am of the opinion that the Outstanding Shares are and the Newly Issued Shares will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and non-assessable.

With respect to the opinion set forth above, I have assumed that the consideration to be received by the Company upon the issuance of any Newly Issued Shares will be at least equal to the par value of such Shares.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations issued thereunder.

This opinion is limited to the General Corporation Law of the State of Delaware.


Very truly yours,


Nancy Straus Sundheim